[COMMTOUCH LOGO]


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To: Compaq Financial Services Corporation                     December 19, 2001
Attn: Rick Steffey and Gary Silverman
                                                              BY FAX
                                                              (908-898-4191)


Re: Settlement of Lease Issues

This is to document the principles under which a more formal settlement agreement will be prepared and signed by Compaq Financial Services Corporation ("Compaq"), Commtouch Inc. and Commtouch Software Ltd.

1. In resolution of all outstanding and future claims of Compaq under that certain Master Agreement(s) No. 100975 and/or No. 100956 and Schedules 1 - 4 issued thereunder between Compaq and Commtouch Inc., Commtouch Inc. shall pay to Compaq the sum of $220,000 in two installments as follows: a) $110,000 immediately upon signing this letter agreement and
         b) $110,000 on January 11, 2002.

2. Commtouch Inc. and Compaq will jointly coordinate the return of the equipment that is the subject of Schedules 1 - 4 from Commtouch Inc. to Compaq.

3. On or before December 28, 2001, Commtouch Software Ltd. shall pay to Compaq the sum of $110,780 ($22,156 per month) in liquidation of all past debt under the overseas lease schedule entered into by Commtouch Software Ltd. and Compaq (or an affiliate thereof). It is understood that such amount represents five months worth of lease payments that are currently outstanding.

4. Commtouch Software Ltd. shall issue Warrants for the purchase of 200,000 ordinary shares in Commtouch Software Ltd. This issuance will take place on or before January 11, 2002.

Please sign below and return a copy of this to me by fax at 650-864-2006.

Thank you,

Avner Amram, COO
On behalf of Commtouch Inc. and Commtouch Sotware Ltd.

Compaq Financial Services Corporation

By: Gary Silverman

U.S. Office:                                               International Office:
2029 Stierlin Court                             6 Hazoran Street (P.O. Box 8511)
Mountain View, CA 94043                                    Poleg Industrial Park
Tel: 650-864-2290                                         Netanya, Israel  42504
Fax: 650-864-2006                         Tel: 972-9-8636888  Fax: 972-9-8636863